Exhibit 99.1

For Immediate Release	Contact:	Susan M. Mesco
NPS Pharmaceuticals, Inc. (908) 450-5516 smesco@npsp.com Tony Plohoros 6 Degrees PR 908.591.2839 tplohoros@6degreespr.com

NPS Pharmaceuticals Completes Patient Randomization in Phase 3 REPLACE Study of NPSP558 in Hypoparathyroidism

— Top line results expected in fourth quarter 2011 —

BEDMINSTER, N.J., March 1, 2011 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today announced the randomization of the last patient in REPLACE, its Phase 3 registration study of NPSP558, a bioengineered form of human parathyroid hormone.  REPLACE is a double-blind, placebo-controlled study evaluating the use of NPSP558 as hormone replacement therapy in adult patients with hypoparathyroidism.  A total of 135 patients were randomized in this study.

“This is an important milestone in our NPSP558 pivotal study in hypoparathyroidism and we look forward to reporting top line results by the end of this year,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals.  “There are currently no approved treatments for hypoparathyroidism, a disease that can cause serious bone, muscular and neurological symptoms.  Current treatment approaches are palliative and can lead to long-term health risks.  As a replica of natural parathyroid hormone 1-84, NPSP558 has the potential to address this unmet need by treating the underlying cause of the disorder rather than just managing the symptoms.”

NPS believes positive results from REPLACE will enable it to file for U.S. marketing approval in 2012 for NPSP558 in hypoparathyroidism.

About the REPLACE Study

REPLACE is a randomized, double-blind, dose escalating, placebo-controlled Phase 3 registration study to investigate the use of NPSP558 for the treatment of adults with hypoparathyroidism at more than 30 sites in North America and Europe.

The study consists of an average 10-week screening and stabilization period followed by a 24-week treatment period marked by randomization (2:1) to 50µg once daily NPSP558 or placebo.  Following randomization, patients undergo staged reductions in calcium and vitamin D supplementation, while maintaining stabilized serum calcium. If needed, step-wise up-titration of study drug (NPSP558 or placebo) to a dose of 75 µg and then if necessary to 100 µg in patients over a six to eight week period will be performed.  Patients will continue on their final dose through week 24.  A follow-up period without study drug will last from week 24 to week 28.

The primary efficacy endpoint of REPLACE is to demonstrate by Week 24 at least a 50 percent reduction from baseline of oral calcium supplementation and active vitamin D metabolite/analog therapy and a total serum calcium concentration that is normalized or maintained compared to baseline (>7.5 mg/dL).

About Hypoparathyroidism

Hypoparathyroidism is a rare disorder in which the body produces insufficient levels of parathyroid hormone, the principal regulator of calcium and phosphorus.  When the body has too little parathyroid hormone, blood calcium levels drop and phosphorus levels increase, which can cause muscular and neurological symptoms, as well as bone impairments.  There is no approved treatment for hypoparathyroidism.  It is one of the few remaining hormone deficiency syndromes in which replacement therapy using the native hormone is not clinically available.  Hypoparathyroidism is currently managed with large doses of oral calcium and vitamin D supplementation to raise the calcium levels in the blood and reduce the severity of symptoms.  Over time, calcium may build up in the body and result in serious health risks, including calcifications in the kidneys, heart or brain.

NPS has estimated that approximately 60,000 to 65,000 patients suffer from hypoparathyroidism in the U.S.

About NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection)

NPSP558, a bioengineered replica of human parathyroid hormone 1-84, is being evaluated in a Phase 3 registration study, known as REPLACE, as the first hormone replacement therapy for the underlying cause of hypoparathyroidism.  Because it mimics the action of natural parathyroid hormone, NPSP558 has the potential to treat hypoparathyroidism and offer a more physiological treatment outcome than what is available with existing treatments.

Results from an investigator-initiated Phase 2 open-label proof-of-concept study demonstrated that NPSP558 potentially can be used as a therapeutic agent in hypoparathyroidism effectively and safely.  The study showed that NPSP558 treatment in hypoparathyroidism significantly reduces supplemental calcium and 1,25-dihydroxyvitamin D requirements while maintaining serum calcium levels.  Data were published in January 2010 in the international peer-reviewed journal Osteoporosis International.

NPS has received orphan drug status for NPSP558 for the treatment of hypoparathyroidism.  The company’s partner Nycomed markets PTH (1-84) ex-US as Preotact® for the treatment of osteoporosis in post-menopausal women at high risk of fractures.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options.  The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 (parathyroid hormone (1-84) [rDNA origin] injection) in hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

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